Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

Jay H. Schecter, CEO

(646) 443-2380

Accountabilities Changes its Name to Corporate Resource Services, Inc.
as part of a Reorganization into a Holding Company Structure

Accountabilities also announces exchange of common stock for debt

New York, NY (February 24, 2010) - Accountabilities, Inc. and Corporate Resource Services, Inc. today announced that they have completed the previously disclosed reorganization of Accountabilities into a holding company structure.  As part of the reorganization, which was effective at 11:59 pm on February 23, 2010, Corporate Resource Services is now a holding company, with Accountabilities as its wholly-owned subsidiary.  As a result of the reorganization, and by operation of law, each outstanding common share of stock of Accountabilities was automatically converted into one common share of stock of Corporate Resource Services.  Stockholders need not return stock certificates or otherwise take any action to exchange their former shares of common stock of Accountabilities.  In addition, the reorganization will be tax-free for federal income tax purposes for Accountabilities stockholders.

Corporate Resource Services will apply for a new ticker symbol for its shares of common stock for trading on the Over-the-Counter Bulletin Board (“OTCBB”).  Until such time as the new ticker symbol is received, shares of Corporate Resource Services’ common stock will trade under the name of Accountabilities and under Accountabilities’ existing ticker symbol, “ACBT.OB”, on the OTCBB.

Immediately following the reorganization, Corporate Resource Services and its subsidiary, Accountabilities, will conduct the same business and operations under the same management as Accountabilities had on its own.

Additionally, on February 22, 2010, Accountabilities entered into a Debt Assumption Agreement with Tri-State Employment Services, Inc., a Nevada corporation (“Tri-State”) and affiliate of Accountabilities and Corporate Resource Services, pursuant to which, Tri-State agreed to assume from Accountabilities the obligation to make a series of payments totaling $545,000 (the “Payment Obligations”) pursuant to a Settlement and Release Agreement entered into by Accountabilities with a third party on February 5, 2010.  In exchange for the assumption of the Payment Obligations and Tri-State’s lead in negotiating the disputed amount owed to the third party (for which Accountabilities had an accrued liability on its books for $1.1 million), Accountabilities agreed to issue 3,666,667 shares of its common stock, which is an effective per share price of $0.30 based upon the amount of Accountabilities’ accrued liability that was eliminated as a result of the transactions.

Management believes that the foregoing issuance of equity in exchange for debt provided a valuable opportunity for Accountabilities to lower its existing debt obligations on favorable terms.

About Corporate Resource Services, Inc.

Corporate Resource Services, Inc. is a national provider of diversified staffing, recruiting and consulting services, including temporary staffing services, with a focus on light industrial services and administrative support.  The company provides its services across a variety of industries and to a diverse range of clients ranging from sole proprietorships to Fortune 1000 companies.  Light industrial services include assignments for warehouse work (such as general laborers, stock clerks, material handlers, order pickers, forklift operators and shipping/receiving clerks), manufacturing work (including production, assembly and support workers, merchandise packers and machine operators), general services (such as maintenance and repair personnel, janitors and food service workers) and distribution.  Administrative support services include placements satisfying a range of general business needs including data entry processors, customer service representatives, receptionists and general office personnel.